Exhibit 10.2

FIRST AMENDMENT AGREEMENT

THIS FIRST AMENDMENT AGREEMENT (this “First Amendment”) is entered into as of April 9, 2004 by and between Factory Card Outlet of America Ltd., an Illinois corporation (“Borrower”), the lenders signatory hereto (“Lenders”) and Wells Fargo Retail Finance II, LLC (formerly known as Wells Fargo Retail Finance, LLC), as agent for the Lenders (in such capacity, “Agent”).

Introduction

Borrower, Agent and Lenders are parties to the Loan and Security Agreement dated as of April 9, 2002 (as amended hereby and as further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Lender has agreed to make certain revolving credit advances and to provide certain other financial accommodations to Borrower.

Borrower and Agent are also parties to the Fee Letter dated as of April 9, 2002 (the “Fee Letter”) pursuant to which Borrower has agreed to pay Lender certain fees in connection with the transactions contemplated by the Loan Agreement.

Borrower has requested certain amendments to the Loan Agreement and the Fee Letter. Agent and Lenders are willing to so amend the Loan Agreement and the Fee Letter on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties signatory hereto agree as follows.

1. Amendments to the Loan Agreement.

(a) Section 1.1 of the Loan Agreement is hereby amended as follows:

(i) The definition of “Applicable Prepayment Premium” is hereby amended and restated in its entirety as follows:

“Applicable Prepayment Premium” means, as of any date of determination, an amount equal to (a) during the period of time from and including the date of the execution and delivery of this Agreement up to and including April 2, 2004, 1.5% times the sum of (i) the Maximum Revolver Amount, plus (ii) 102% of the aggregate amount of all undrawn Letters of Credit on the date immediately prior to the date of determination, (b) during the period of time from April 3, 2004 up to and including April 4, 2005, 1.0% times the sum of (i) the Maximum Revolver Amount, plus (ii) 102% of the aggregate amount of all undrawn Letters of Credit on the date immediately prior to the date of determination, and (c) after April 4, 2005, $0.

(ii) The definition of “Base Rate Margin” is hereby amended and restated in its entirety as follows:

“Base Rate Margin” means 0.0%.

(iii) The definition of “Eligible In-Transit Inventory” is hereby amended by inserting the words “provided, however, that if such Qualified Letter of Credit is a documentary Letter of Credit, the aggregate amount of such Inventory does not exceed $10,000,000 (ten million dollars),” to the end of clause (a) of such definition.

(iv) The definition of “LIBO Rate Margin” is hereby amended and restated in its entirety as follows:

“LIBO Rate Margin” means 2.25%.

(v) The definition of “Loan Documents” is hereby amended by inserting the words “the First Amendment,” after the words “means this Agreement,” in such definition.

(vi) The definition of “Maximum Revolver Amount” is hereby amended and restated in its entirety as follows:

“Maximum Revolver Amount” means $30,000,000.

(vii) The following new definitions are hereby inserted in the appropriate alphabetical order as follows:

“Seasonal Line” means, as of any date of determination, Advances made under clause (1) of Section 2.1(a)(B) in excess of Advances that would be permitted under clause (2) of Section 2.1(a)(B) on such date.

“First Amendment” means the First Amendment to Loan and Security Agreement dated as of April 9, 2004 by and between Borrower and the Lender.

“Total Average Daily Balance” means, for any month, the sum of (a) the average Daily Balance of Advances that were outstanding during such month, plus (b) the average Daily Balance of the Letter of Credit Usage during such month.

(b) Section 2.1(a)(B) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(B)

(1) during the Seasonal Period, the lesser of (i) 70% of the Cost value of Eligible Inventory plus 50% of the Cost value of Eligible In-Transit Inventory or (ii) 90% of the then-extant Net Retail Liquidation Value of Eligible Inventory plus 90% of the then-extant Net Retail Liquidation Value of Eligible In-Transit Inventory, or (2) at all other times during the term of this

Agreement, the lesser of (i) 65% of the Cost value of Eligible Inventory plus 50% of the Cost value of Eligible In-Transit Inventory or (ii) 85% of the then-extant Net Retail Liquidation Value of Eligible Inventory plus 85% of the then-extant Net Retail Liquidation Value of Eligible In-Transit Inventory.”

(c) Section 2.6(a) of the Loan Agreement is hereby amended by deleting the second paragraph of such Section 2.6(a) in its entirety.

(d) Section 2.11(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(a) Unused Line Fee. On the first day of each month during the term of this Agreement, an unused line fee in an amount equal to:

(i) if the Total Average Daily Balance for the immediately preceding month is less than or equal to $20,000,000, the sum of (A) 0.10% per annum times $10,000,000 plus (B) 0.25% per annum times the result of (x) $20,000,000 less (y) such Total Average Daily Balance, and

(ii) if the Total Average Daily Balance for the immediately preceding month is greater than $20,000,000, 0.10% per annum times the result of (x) the Maximum Revolver Amount less (y) such Total Average Daily Balance.”

(e) Section 3.4 of the Loan Agreement is hereby amended by deleting the words “April 9, 2005 (the “Maturity Date”)” and inserting in lieu thereof the words “April 9, 2007 (the “Maturity Date”)”.

(f) Section 7.21(a) of the Loan Agreement is hereby amended by adding the following new sentence to the end of such Section 7.21(a):

“The foregoing Minimum EBITDA covenant shall not be tested for a given month if Excess Availability is greater than or equal to $10,000,000 at all times during such month.”

(g) Schedule C-1 to the Loan Agreement is hereby amended by deleting such Schedule C-1 in its entirety and substituting therefor the Schedule C-1 attached to this First Amendment.

2. Amendment to Fee Letter. The Fee Letter is hereby amended by deleting numbered paragraph 4 thereof and inserting in lieu thereof the following new numbered paragraph 4:

“4. Seasonal Advance Rate Increase Fee. In any calendar year during the term of the Loan Agreement, if at any time during the Seasonal Period for such year Advances are made on the Seasonal Line, the Borrower shall pay the Agent a seasonal advance rate increase fee of $10,000, which fee shall be fully earned and payable on the date the first such Advance is made.”

3. Acknowledgment of Payment. Agent acknowledges that Borrower has paid, and Agent has received, all amounts owing by Borrower to Agent in respect of fees pursuant to numbered paragraph 2 of the Fee Letter, and Agent agrees that Borrowers is not obligated to pay Agent, and Agent is not entitled to receive, any additional amounts in respect of such fees.

4. Conditions Precedent to First Amendment. The satisfaction of each of the following, unless waived or deferred by Agent, in its sole discretion, shall constitute conditions precedent to the effectiveness of this First Amendment and each and every provision hereof:

(a) Agent shall have received this First Amendment fully executed by each of the parties hereto;

(b) The representations and warranties in this First Amendment, the Loan Agreement as amended hereby and the other Loan Documents shall be true and correct in all respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date);

(c) No Event of Default shall have occurred and be continuing on the date hereof, nor shall any Default or Event of Default result from the consummation of the transactions contemplated herein;

(d) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any court or other governmental authority against Borrower, Agent or any Lender; and

(e) Agent shall have received a First Amendment fee of $25,000.

(f) Agent shall have received payment in full of its out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the Loan Agreement and this First Amendment.

5. Representations and Warranties. Borrower hereby represents and warrants to Agent and Lenders that:

(a) The execution, delivery, and performance of this First Amendment and the Loan Agreement are within Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not, and will not, contravene in any material respect any provision of any material Requirement of Law or material obligation of Borrower;

(b) This First Amendment has been duly executed and delivered by Borrower;

(c) This First Amendment and the Loan Agreement constitute Borrower’s legal, valid, and binding obligation, enforceable against Borrower in accordance with its terms;

(d) Borrower is in compliance with all of the terms and provisions set forth in the Loan Agreement and each of the other Loan Documents, as amended hereby, on its part to be observed or performed on or prior to the date hereof;

(e) No Default or Event of Default has occurred and is continuing; and

(f) Since January 31, 2004, no Material Adverse Change has occurred.

6. Reaffirmation. Borrower further reaffirms all of its obligations, as amended hereby, under the Loan Agreement, as amended hereby, and each of the other Loan Documents.

7. Effect on Loan Agreement. The Loan Agreement and the Fee Letter, each as amended hereby, shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. The execution, delivery, and performance of this First Amendment shall not operate as a waiver of or, except as expressly set forth herein, as an amendment of, any right, power, or remedy of the Agent or the Lenders under the Loan Agreement or the Fee Letter, each as in effect prior to the date hereof.

8. Further Assurances. Borrower shall execute and deliver all agreements, documents, and instruments, each in form and substance satisfactory to the Agent, and take all actions as the Lender may reasonably request from time to time, to perfect and maintain the perfection and priority of the security interest in the Collateral held by the Agent, for the benefit of Lenders, and to fully consummate the transactions contemplated under this First Amendment and the Loan Agreement, as amended hereby.

9. No Novation; Entire Agreement. This First Amendment evidences solely the amendment of the terms and provisions of Borrower’s obligations under the Loan Agreement and the Fee Letter and is not a novation or discharge thereof. There are no other understandings, express or implied, between the Lender Group and Borrower regarding the subject matter hereof.

10. Choice of Law. The validity of this First Amendment, its construction, interpretation and enforcement, and the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the laws of The Commonwealth of Massachusetts without regard to conflicts of laws principles.

11. Counterparts; Telefacsimile Execution. This First Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this First Amendment by telefacsimile shall be as effective as delivery of a manually executed counterpart of this First Amendment. Any party delivering an executed counterpart of this First Amendment by telefacsimile also shall deliver a manually executed counterpart of this First Amendment but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this First Amendment.

12. Definitions and Construction.

(a) Capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in the Loan Agreement, as amended hereby.

(b) This First Amendment is a Loan Document. This First Amendment shall be construed collectively with each of the Loan Agreement and the Fee Letter, and if any term, provision or condition of any of such documents is inconsistent with or contradictory to any term, provision or condition of any other such document, the terms, provisions and conditions of this First Amendment shall supersede and control the terms, provisions and conditions of the Loan Agreement and the Fee Letter, as applicable. Upon and after the effectiveness of this First Amendment, (a) each reference in the Loan Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Loan Agreement, and each reference in the other Loan Documents to “the Loan Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as modified and amended hereby and (b) each reference in the Fee Letter to “the Fee Letter”, “this Fee Letter”, “hereunder”, “herein”, “hereof” or words of like import referring to the Fee Letter, and each reference in the other Loan Documents to “the Fee Letter”, “thereunder”, “therein”, “thereof” or words of like import referring to the Fee Letter, shall mean and be a reference to the Fee Letter as modified and amended hereby.

(c) Except to the extent expressly amended hereby, the Loan Agreement, the Fee Letter and all other Loan Documents shall be unaffected hereby, shall continue in full force and effect and are hereby in all respects ratified and confirmed. The Loan Agreement, the Fee Letter and all other Loan documents, as amended hereby shall constitute the legal, valid, binding and enforceable obligations of Borrower to Agent and/ or Lenders, as applicable.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment Agreement to be executed as of the date first above written.

BORROWERS:

FACTORY CARD OUTLET OF AMERICA LTD.

By:	/s/ James D. Constantine
James D. Constantine,
Executive Vice President and Chief Financial Officer

AGENT AND LENDER:

WELLS FARGO RETAIL
FINANCE II, LLC, as Agent and Lender

By:	/s/ Robert C. Chakarian
Robert C. Chakarian,
Vice President

[Signature Page to First Amendment]

Schedule C-1

Commitments

Lender	Revolver Commitment
Wells Fargo Retail Finance II, LLC	$30,000,000

Total:	$30,000,000